SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2010

FRIENDLY AUTO DEALERS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	Primary Standard Industrial Employer Classification Code Number 7389	33-1176182 (I.R.S. Employer Identification Number)

4132 South Rainbow Road, Suite 514

Las Vegas, Nevada 89103

(Address of Principal Executive Offices and Zip Code)

(702) 321-6876

(Issuer's telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     .

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     .

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     .

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Sub-Section (a). Departure of Director. On March 5, 2010, Tony H. Lam resigned as a director of the Company. There were no material disagreements between Mr. Lam and the Company of any kind.

Pursuant to disclosure requirements on Form 8-K, the Company provided Mr. Lam with a copy of the disclosures it is making in response to this Item 5.02(a) by U.S. Mail on March 5, 2010, directing him to provide the Company with a letter stating whether he agrees or disagrees with the statements made by the Company in response to this Item 5.02 and, if not, stating the respects in which he does not agree. Should Mr. Lam provide the Company with a response to this filing, the Company will file same with the Commission within two days after its receipt of said correspondence.

Sub-Section (c). Election of Director and Officer.

On March 5, 2010, the issuer announced the appointment of Ming R. Cheung to the Board Directors as Chairwoman and President.

Ms. Cheung is 55 years of age.

Mrs. Cheung brings 28 years of management experience and skill to the company.

Beginning her corporate career in 1982, Ms. Cheung worked as Chief Executive Officer of Wai Fat Electronics Co., Ltd., a company that was the sole distributor of ITT technology in the Chinese market, with sales of over $50 million dollars. From 1986 through 1998 she was the Chief Executive Officer of Brayway, Inc., a Hong Kong company that developed various equipment used in satellite technology including scramblers, with revenues over $100 million dollars. From 1998 to 2000, Ms. Cheung became the first female Chief Executive Officer of Golden Bridge, a commodity brokerage firm in Guangzhou City, People’s Republic of China. In 2000 she retired and immigrated to the United States.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRIENDLY AUTO DEALERS, INC. (Registrant)

Date March 5, 2010

By /s/ Ming R. Cheung

Ming R. Cheung, PRESIDENT

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